EXHIBIT 99.1
GEOGLOBAL REPORTS FIRST QUARTER 2012 FINANCIAL RESULTS

Calgary, Alberta, Canada, May 14, 2012 – GeoGlobal Resources Inc. (“GeoGlobal” or the “Company”) (NYSE Amex: GGR) today announced operating highlights and selected financial results for the quarter ended March 31, 2012. All amounts are in U.S. dollars unless otherwise noted.

Selected Operational Highlights
Since January 1, 2012 the Company has announced:

•
Completion of the Securities Purchase and Exchange Agreement with The Israel Land Development Company – Energy Ltd. (“ILDE”) on March 29, 2012 after receiving stock holder approval. The Company received 28,402,262 ordinary shares of ILDE in exchange for issuance of certain securities in the Company. Accordingly, the Company owns 3.05 % of ILDE. The ILDE ordinary shares are subject to a  minimum six months lock-up restriction imposed by the Israeli Securities Law and Regulations;

•
Continued progress on the Field Development Plan on the Deen Dayal West gas condensate field (“DDW”) with the Jack-up rig Deep Driller-1 completing the drilling of the initial section of four development wells from the DDW Well Head Platform. The Nabors platform rig has now moved to the DDW Well Head Platform to complete the drilling of the four development wells as well as the seven remaining planned development well ; and

•
Approval was received from the Israel Petroleum Commissioner’s Office to extend the planned drilling program on the Myra and Sara licenses due to the delay in the arrival of the drilling rig. The approval was granted on March 27, 2012 and the first drilling date has been extended to June 15, 2012. Drilling of the second well will commence immediately after the completion of the first well.

“We have made significant progress in our restructuring and cost control initiatives and now are focused on executing the work programs that we have in front of us in Israel and India.  We expect that the next three quarters will be the busiest in our Company’s history.  We look forward to drilling our first deepwater wells in Israel and the spud of the first deep HPHT well in the KG Onshore block in India.” said Paul Miller, President and CEO of GeoGlobal.

Financial Review
All of the Company’s oil and gas sales are derived from production in India. Oil and gas sales for the three months ended March 31, 2012 were $122,000 as compared with $143,000 for the three months ended March 31, 2011. This decrease is mainly attributable to a decrease in oil sales for the three months ended March 31, 2012 offset by an increase in the commodity price when compared with the same quarter in 2011.

Oil sales are currently based on the spot price based on discount to the Nigeria Bonny Light Crude bench mark. To date, none of GeoGlobal’s production has been hedged. All associated natural gas is sold to local markets at a firm contract price of $7.00 per Mcf adjusted for rebate/premium on account of calorific value.

Operating costs for the three months ended March 31, 2012 remained fairly constant at $37,000 or $18.15 per barrel of oil equivalent (“BOE”) compared to $34,000 or $19.37 per BOE for the three months ended March 31, 2011. The operating costs included handling and processing charges, transportation costs and utilities, maintenance and tank rental charges and contain a fixed and variable portion.

For the three months ended March 31, 2012, general and administrative expenses decreased to $450,000 compared with $1,080,000 for the three months ended March 31, 2011. These general and administrative expenses include costs related to the corporate head office including administrative salaries and services, directors’ fees, rent and office costs, insurance, bank guarantee fees, NYSE Amex listing and filing fees, investor relations services and transfer agent fees and services. Contributing to the decrease of $630,000 was a decrease in the Directors’ and Special Committee fees by $65,000 along with a decrease in salaries and benefits of $123,000 mostly related to the payments of bonuses in 2011 paid to directors and employees that was not paid in 2012. Further contributing to the decrease was a decrease in stock-based compensation costs by $208,000 to $37,000 for the three months ended March 31, 2012 from $244,000 for the comparative three months in 2011. These compensation costs are for stock-based compensation arrangements with employees and directors that are being expensed over their respective vesting periods of the related option grants. Further, there was overhead recovery from joint venture partners of $297,000 in the first three months of 2012 due to our operations in Israel that was not recovered in the first three months of 2011.

During the three months ended March 31, 2012, the Company incurred a net loss of approximately $0.9 million, used approximately $1.0 million of cash flow in its operating activities, used approximately $4.8 million in its investing activities and had an accumulated deficit of approximately $61.0 million.

At March 31, 2012, GeoGlobal’s cash and cash equivalents were $5.2 million (December 31, 2011 - $10.5 million). The majority of this balance is being held in U.S. funds, of which $3.1 million is held in term deposits.  At March 31, 2012, the Company had current assets of $70.2 million and current liabilities of $69.1 million, or a working capital of $1.1 million.

Outlook

Management expects exploration and development activities pursuant to its Production Sharing Contracts (“PSCs”) in India will continue through 2012 in accordance with the terms of those agreements. During 2012, the Company expects to complete the drilling of two deepwater exploration wells, one in each of the Myra and Sara licenses, In addition, the Company is expected to complete the processing and interpretation of the recently acquired 43 square kilometers of ocean bottom cable 3D seismic date and commence drilling the first exploration well in the Samuel license.

The Company has filed with the US and Canadian Regulatory authorities its unaudited consolidated financial statements for the quarter ended March 31, 2012.

Set forth below is certain financial information taken from the unaudited consolidated financial statements.

	March 31, 2012	December 31, 2011
	US$	US$
Current assets	70,237,803	71,047,262
Property and equipment	43,592,915	42,580,105
Total assets	115,938,764	114,967,629
Current liabilities	69,145,350	72,978,114
Total liabilities	69,929,925	73,744,826
Stockholders’ equity	46,008,839	41,222,803

	Three months ended March 31, 2012	Three months ended March 31, 2011
Oil and gas sales	121,742	142,912
Interest Income	3,934	10,414
Total expenses	985,584	1,615,546
Net loss and comprehensive loss	(867,833)	(1,481,417)
Net loss per share – basic and diluted	(0.01)	(0.02)

Conference Call Details
The Company intends to host a conference call on Wednesday, May 16, 2012 at 10:30 am Eastern Time to discuss its financial results for the first quarter ended March 31, 2012.  To access the conference call by telephone, dial +1 647-427-7450 or 1-888-231-8191.  The conference call will be archived for replay until Tuesday, May 22, 2012 at midnight.  To access the archived conference call, dial 1-855-859-2056 or internationally on +1 416-849-0833 and enter the reservation number 80211315 followed by the number sign.

A live audio webcast of the conference call will be available on the GeoGlobal website at www.geoglobal.com or http://www.newswire.ca/en/webcast/viewEvent.cgi?eventID=3728120.  Please connect at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be required to join the webcast.  The webcast will be archived at the above web sites for 90 days.

About GeoGlobal
GeoGlobal Resources Inc., headquartered in Calgary, Alberta, Canada, is a U.S. publicly traded oil and gas company, which, through its subsidiaries, is engaged in the pursuit of petroleum and natural gas in high potential exploration targets through exploration and development in India, Israel and Colombia.

Cautionary Statement For Purposes Of The “Safe Harbor” Provisions Of The Private Securities Litigation Reform Act Of 1995

This press release may contain statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of GeoGlobal Resources Inc., its directors, or its officers with respect to the oil and gas exploration, development and drilling activities being conducted and intended to be conducted and the outcome of those activities on the exploration blocks in which the Company has an interest. The company updates forward-looking information related to operations, production and capital spending on a quarterly basis and updates reserves, if any, on an annual basis.

We caution you that various risk factors accompany our forward-looking statements and are described, among other places, under the caption “Risk Factors” in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K.  These risk factors could cause our operating results, financial condition and ability to fulfill our plans to differ materially from those expressed in any forward-looking statements made in this press release and could adversely affect our financial condition and our ability to pursue our business strategy and plans. If our plans fail to materialize, your investment will be in jeopardy.

An investment in shares of our common stock involves a high degree of risk. Our periodic reports we file with the Securities and Exchange Commission and Canadian provincial authorities may be viewed at http://www.sec.gov and www.sedar.com.

For further information contact:
GeoGlobal Resources Inc. www.geoglobal.com	KM Investor Relations Ltd. www.km-ir.co.il	The Equicom Group
Paul B. Miller, President and CEO Patty Lew-Lapointe, Investor Relations	Moran Meir-Beres	Dave Feick, Managing Director, Western Canada
Phone: +1 403 777-9250 Email: info@geoglobal.com	Phone: +011 972-3-5167620 E-mail: moran@km-ir.co.il	Phone: +1 403 218-2839 Email: dfeick@equicomgroup.com